Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

AVI Biopharma, Inc.:

We consent to the use of our reports with respect to the financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

As discussed in Note 2 to the financial statements, effective January 1, 2006, AVI BioPharma, Inc. adopted the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment.

Portland, OR

May 16, 2008